EXHIBIT 99

For Immediate Release	Contact: Kathryn Koessel
Investor Relations
612-661-3830

PepsiAmericas Delivers Double-digit Top Line Growth and

Solid EPS Performance in the First Quarter of 2005

Minneapolis, MN, April 26, 2005 – PepsiAmericas, Inc. (NYSE:PAS) today reported first quarter 2005 net income of $20.8 million, or diluted earnings per share (EPS) of $0.15.  The results compare to net income of $20.5 million and EPS of $0.14 for the first quarter of 2004.  Net income for 2005 includes the operating results of the Central Investment Corporation (CIC) territories acquired on January 10, 2005.  These results also include a special charge for Central European operations of $2.5 million, $1.6 million after tax, or $0.01 per share.

•      Worldwide sales revenue grew 12.4 percent with average net selling prices up 5.1 percent.

•      A 6.1 percent increase in worldwide volume contributed to the strong top line performance.

•      Worldwide operating income grew approximately 10 percent to $55.1 million driven by the strong domestic volume and worldwide pricing.  The newly acquired CIC territories contributed 9 percent to the growth in worldwide operating income results in the quarter.

“Our performance in the first quarter of 2005 continued the positive trends from last year and provide a solid base for us to achieve our plans for this year,” said Chairman and Chief Executive Officer Robert C. Pohlad.  “The addition of the CIC territories was a positive addition to our results, but more importantly on a constant territory basis we continued to deliver solid top line results. “

First Quarter Operations and Financial Highlights

The U.S. performance was the major driver to the overall strength of PepsiAmericas’ first quarter operating results.  Improvements in both the U.S. and Caribbean volume combined with higher average net selling price across all geographies contributed to the strength on the top line.  As anticipated, in the first quarter, cost of goods sold increased 4.9 percent on a per unit basis.  On a worldwide basis, the first quarter gross profit increased 11.9 percent.  Reported selling, delivery and administrative expenses increased 11.4 percent.  CIC contributed more than half of the increase in gross profit and selling, delivery and administrative expenses.

First Quarter U.S. Operations Highlights

Reflecting volume growth, balanced pricing, and the addition of the CIC territories, U.S. operating income improved 13.3 percent to $67.1 million versus $59.2 million in the first quarter of 2004.

The volume gains, combined with continued strength in average net selling price contributed to strong net sales growth of 11.9 percent to $712.0 million.  The average net selling price increased 3 percent of which approximately 85 percent is attributed to rate and the remainder to mix.

Non-carbonated beverage growth of 11.3 percent drove a one percent increase in U.S. volume on a constant territory basis for the first quarter of 2005.  Volume also benefited from the shift of the Easter holiday to the first quarter.  The results for the quarter reflected the continued strength of Aquafina with volume growth over 25 percent.  The introduction in the quarter of additional Aquafina products also added incremental volume to the trademark. Within our U.S. markets, the carbonated soft drink category declined, however, within this segment, the diet category grew.  The largest increase in volume came from the large format and dollar store channels.  The first quarter saw growth from both take home and single serve.

Domestic cost of goods sold increased 11.0 percent to $398.8 million reflecting higher raw material costs, increased volume and the CIC acquisition.  CIC contributed nearly three quarters of the growth in domestic cost of goods sold.  The strength of the top line helped to mitigate much of the impact of the increase in cost of goods sold delivering gross profit of $313.2 million, a 13.1 percent increase over the first quarter of 2004.  Gross profit margins increased 50 basis points on a reported basis.

Selling, delivery and administrative costs increased 13.0 percent in the U.S. to $246.1 million or 34.6 percent of sales.  The increase was driven primarily by the inclusion and integration of CIC as well as increased insurance, benefit and fuel costs.  CIC contributed nearly sixty percent of the growth in selling, delivery and administrative costs.

First Quarter International Operations Highlights

The international operations reported a combined operating loss of $12.0 million, compared to the previous year’s first quarter loss of $9.1 million.  The international business was profitable in fiscal year 2004, and is expected to improve upon its profitability in 2005.  In the first quarter, international sales increased 15.9 percent to $117.4 million.

The Central European business is continuing to rebound from the challenges it faced from EU entry in the second quarter of 2004.  Reflecting the comparisons to the first quarter of 2004, volume was down 8.2 percent versus the prior year.  The volume trends are improving and are anticipated to be positive on a full year basis.  Average net selling prices helped to offset volume weakness, growing 18.9 percent in the quarter.  As a result, net sales increased 16.1 percent for the quarter to $70.1 million.  The distribution of Frito Lay products in Hungary and the Czech Republic also contributed to this increase.  Cost of goods sold increased 30.5 percent to $44.9 million, or 64.1 percent of sales.  This increase was due, in part, to an increase in sugar costs beginning in the second quarter of 2004 due to entry into the EU, higher resin costs and the unfavorable impact of changes in foreign currency exchange rates.  The cost of goods sold increase negatively impacted the gross profit, which declined 3.1 percent to $25.2 million.  Selling, delivery and administration expenses remained virtually flat, increasing only 0.3 percent to $33.0 million, benefiting from a number of cost initiatives implemented in 2004, despite an unfavorable impact from foreign currency exchange rates.

The Central European operations also recorded a special charge of $2.5 million in the quarter.  The charge is related to the continued rationalization of the manufacturing operations and headquarters realignment in conjunction with the accession of the markets into the EU in 2004.

The Caribbean reported an operating loss in the first quarter of $1.7 million, compared to a loss of $2.0 million in the same period in 2004.  Net sales improved 15.6 percent to $47.3 million driven by a 12.5 percent increase in volume and a 3.5 percent increase in average net selling price.  Reflecting this jump in volume and the continued pressure of raw material costs, cost of goods sold increased 14.9 percent to $35.4 million.  However, as a percentage of sales, cost of goods sold declined 50 basis points.  Comparisons in the first quarter continued to benefit from the acquisition of a majority interest in the Bahamas in the latter part of the first quarter of 2004.  The Bahamas accounted for approximately one-third of the revenue and volume improvement in the year over year comparisons.  Selling, delivery and administrative costs increased 12.4 percent to $13.6 million.  The Bahamas contributed nearly half of the increase in SD&A costs.

Outlook

“We are off to a healthy start in 2005,” said Robert C. Pohlad.  “Over the balance of the year, we anticipate that volume and pricing improvements will help to offset the continued cost pressures.   Relying on this top line growth, we expect to achieve our full year 2005 outlook.”

The company is reaffirming its full year 2005 EPS outlook in the range of $1.33 to $1.36 compared with reported EPS of $1.28 in 2004.  As previously discussed in February 2005, the 2004 results benefited from several items that increased EPS by $0.05. In addition, the outlook for 2005 includes the impact of the Central Investment Corporation acquisition, which is expected to be $0.04 per share accretive.

PepsiAmericas will hold its first quarter earnings conference call at 10:00 AM CT, Tuesday, April 26, 2005 by telephone and through a live webcast over the internet. To listen via telephone to the conference call within the U.S., please dial 1-800-811-0667 and request PepsiAmericas conference call.  The live webcast will be available at www.pepsiamericas.com. A playback of the conference call will be available until May 21, 2005. To listen to the archived call within the U.S., please dial 1-888-203-1112 and enter passcode 7481373.  A replay of the webcast will be archived and available online through the Investor Relations section of our website at www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in 19 states, Central Europe including Poland, Hungary, the Czech Republic, and Republic of Slovakia, and the Caribbean including, Puerto Rico, Jamaica, the Bahamas, Barbados and Trinidad and Tobago. In total, PepsiAmericas serves geographic areas with a population of more than 122 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE:PEP) beneficially owns approximately a 41 percent equity interest in PepsiAmericas.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 1, 2005.

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE FIRST QUARTER OF FISCAL 2005

COMPARED WITH THE FIRST QUARTER OF FISCAL 2004

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	First Quarter
	2005	2004

Net sales	$829.4	$737.6
Cost of goods sold	479.1	424.5
Gross profit	350.3	313.1
Selling, delivery and administrative expenses	292.7	262.8
Special charges, net	2.5	0.2
Operating income	55.1	50.1
Interest expense, net	(19.1)	(15.9)
Other expense, net	(2.7)	(1.4)
Income before income taxes	33.3	32.8
Income taxes	12.5	12.3

Net income	$20.8	$20.5

Weighted average common shares:
Basic	137.2	143.7
Incremental effect of stock options and awards	2.3	2.4
Diluted	139.5	146.1

Net income per share:
Basic	$0.15	$0.14
Diluted	$0.15	$0.14

Cash dividends per share	$0.085	$0.075

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF FIRST QUARTER OF FISCAL 2005 AND FISCAL YEAR 2004

(UNAUDITED AND IN MILLIONS)

	2005	2004

Cash and equivalents	$87.7	$74.9
Receivables, net	233.8	190.5
Inventory	199.3	177.8
Other current assets	89.7	86.3
Total current assets	610.5	529.5
Net property	1,112.9	1,100.0
Goodwill and intangible assets	2,066.9	1,769.4
Other assets	116.3	130.9

Total assets	$3,906.6	$3,529.8

Short-term debt, including current maturities of long-term debt	$544.6	$142.0
Payables	207.1	181.8
Other current liabilities	183.2	197.3
Total current liabilities	934.9	521.1
Long-term debt	1,008.2	1,006.6
Deferred income taxes	150.8	149.6
Other liabilities	228.5	229.3

Total liabilities	2,322.4	1,906.6

Shareholders’ equity	1,584.2	1,623.2

Total liabilities and shareholders’ equity	$3,906.6	$3,529.8

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST QUARTER OF FISCAL 2005

COMPARED WITH THE SAME PERIOD OF FISCAL 2004

(UNAUDITED AND IN MILLIONS)

	Fiscal Year
	2005	2004

Cash Flows from Operating Activities:
Income from continuing operations	$20.8	$20.5
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	47.0	44.0
Deferred income taxes	(2.0)	3.5
Special charges, net	2.5	0.2
Cash outlays related to special charges	(0.6)	(0.2)
Other	8.7	(1.9)
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(13.4)	6.5
(Decrease) increase in accounts receivable sold	(14.0)	25.0
Net change in other assets and liabilities	(14.2)	(60.3)
Net cash provided by operating activities of continuing operations	34.8	37.3

Cash Flows from Investing Activities:
Capital investments	(25.3)	(19.8)
Franchises and companies acquired, net of cash acquired	(350.0)	(20.9)
Proceeds from sales of property	0.6	0.7
Net cash used in investing activities	(374.7)	(40.0)

Cash Flows from Financing Activities:
Net borrowings (repayments) of short-term debt	103.4	(27.1)
Long-term debt issuances	297.0	—
Repayments of long-term debt	(0.2)	(0.9)
Treasury stock purchases	(56.5)	—
Issuance of common stock	22.5	43.9
Cash dividends	(11.7)	(11.0)
Net cash provided by financing activities	354.5	4.9

Net cash used in discontinued operations	(2.4)	(0.8)
Effects of exchange rate changes on cash and equivalents	0.6	0.6
Change in cash and equivalents	12.8	2.0
Cash and equivalents at beginning of year	74.9	69.0
Cash and equivalents at end of year	$87.7	$71.0

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the non-GAAP financial measures used in this press release to the most comparable U.S. GAAP measure.

Non GAAP Adjusted Comparisons:  In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events.  These adjustments relate to operating income, net income and basic and diluted income per share.  To calculate the adjusted comparisons, management has excluded special charges relating to various restructuring initiatives.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations.  Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results.  These non-GAAP adjusted comparison measures are provided as supplemental information, and should not be considered in lieu of the GAAP measures.  There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons.  Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the table below that summarizes the adjustments that impact comparability of the periods presented:

	First Quarter 2005		First Quarter 2004
	Operating Income	Net Income	Operating Income	Net Income

(Unaudited, in millions)
As Reported	$55.1	$20.8	$50.1	$20.5
Items impacting comparability
Special charges, net	2.5	1.6	0.2	0.1
Adjusted Comparisons	$57.6	$22.4	$50.3	$20.6

Weighted average common shares:
Basic		137.2		143.7
Incremental effect of stock options and awards		2.3		2.4
Diluted		139.5		146.1

Net income per share - basic
As reported		$0.15		$0.14
As adjusted		$0.16		$0.14
Net income per share - diluted
As reported		$0.15		$0.14
As adjusted		$0.16		$0.14

Adjustments included in this summary were as follows:

Special charges - During the first quarter of 2005, we recorded special charges in Central Europe of $2.5 million ($1.6 million after taxes).  The special charges primarily related to a reduction in the workforce in Central Europe and consolidation of certain production facilities as we continue to rationalize our cost structure. These special charges were primarily for severance costs and related benefits and asset write-downs.

During the first quarter of 2004, we recorded special charges, net of $0.2 million ($0.1 million after taxes) in Central Europe.  These special charges were primarily for severance costs and related benefits.